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                                                                    EXHIBIT 10.2



                  AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This is an amendment (the "Amendment") effective as of June 30, 2001 (the "Effective Date"), to the Executive Employment Agreement (the "Employment Agreement") made as of May 3, 1995 between Pinnacle Towers Inc., a Delaware corporation (the "Company"), and Robert J. Wolsey (the "Employee"). The parties desire to amend the Employment Agreement to reflect certain revisions thereto. Accordingly, in consideration of the mutual agreements set forth below, the parties agree as follows:

1. Section 2. Position and Duties. Section 2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

          "2. POSITION AND DUTIES. The Company is in the business of acquiring, owning, constructing, licensing, managing-for hire, leasing, operating and divesting tower or other communications sites and related properties (together with all reasonably related activities, the "Business"). During the Employment Period, Employee shall serve as a senior advisor to the Chief Executive Officer of the Company and shall perform such duties as from time to time may be prescribed to him by the Chief Executive Officer of the Company, including consulting on various issues significant to the Company such as implementing strategic plans and decisions and interfacing with Company employees, customers, vendors and other Company constituents in connection therewith. During the Employment Period, Employee shall at all times in fact and in form be an employee of the Company. He shall not be an officer of the Company. Commensurate with the reduced level of compensation being paid to Employee by the Company, Employee shall not be obligated to spend a majority of his time fulfilling his employment duties to the Company. However, Employee's duties may require Employee to work one or more full days from time-to-time in carrying out specific duties required of Employee."

2. Section 3. Base Salary, Bonus and Benefits. Subsection (C) of Section 3 of the Employment Agreement shall be deleted in its entirety and replaced with "Intentionally Omitted." The title of Section 3 and Subsection (A) of Section 3 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

          "3. SALARY AND REIMBURSEMENT OF EXPENSES

               (A) Salary. During the Employment Period, Employee shall be paid $100,000 per annum as compensation for services ("Salary") less all deductions required by law. The Salary shall be payable in regular installments in accordance with the Company's general payroll practices. In addition, during the Employment Period, Employee shall be entitled to continue to participate in all of the employee benefit programs for which employees of the Company are
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     generally eligible. This Amendment does not change any rights Employer has under and to all of his existing stock options and rights under the Pinnacle Holdings Inc. Stock Incentive Plan."

3. Section 4. Termination. For two (2) years from the Effective Date and only if a Change in Control shall have occurred during such period, if Employee is terminated on or after the Change in Control for any reason other than resignation, death, disability or other incapacity or for Cause, the amount payable to Employee for eighteen months pursuant to Section 4 shall be based upon Employee's Base Salary in effect immediately prior to the execution of this Amendment, as opposed to his Salary at the time of his termination of employment.

4. Defined Terms. Capitalized Terms not otherwise defined herein have the meaning ascribed to them by the Employment Agreement. The defined term "Salary" shall replace the defined term "Base Salary" throughout the Employment Agreement. The defined term "Executive" shall be changed to "Employee" throughout the Employment Agreement. The term "Change in Control" has the same meaning that is ascribed to the term in the option agreement between the Company and Employee dated December 2000.

5. Change of Control of the Company If within two (2) years from the Effective Date the Company has made a public announcement by means of a press release or a public filing by the Company with the Securities and Exchange Commission that the Company has entered into an agreement to consummate a proposed transaction that, if consummated, would result in a Change in Control of the Company (the "Transaction"), and if such Transaction closes within two (2) years from the Effective Date and results in a Change in Control of the Company, then the Employee shall be entitled to a cash payment, less all deductions required by law, within ten (10) days of such Change in Control in an amount equal to the lesser of (A) three (3) times Employee's Base Salary in effect immediately prior to the execution of this Amendment, or (B) an amount to be computed by multiplying (i) the Employee's average annual compensation payable by the Company that was includible in the Employee's gross income for the most recent five (5) calendar years ending coincident with or immediately before the date on which the Change of Control occurs by (ii) three hundred percent (300%) reduced by the sum of (a) one dollar ($1.00) and (b) the present value (using the rules provided in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and any regulations (final, proposed or temporary) thereunder to determine such present value) of payments by Employer pursuant to Section 4 of the Agreement as modified hereby that were made or are to be made to Employee by reason of such Change in Control. It is the intent of the parties that no portion of the amounts payable to Employee as a result of this Amendment shall constitute an "excess parachute payment" within the meaning of Section 280G of the Code and this Amendment and the Employment Agreement shall be construed accordingly.
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6. No Other Changes. Except as specifically amended above, the Employment
Agreement will remain in full force and effect.
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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed the date first written above.



                                             Pinnacle Towers Inc.


                                             By:        /s/ STEVEN R. DAY
                                                 -------------------------------
                                                 Steven R. Day
                                                 Chief Executive Officer,
                                                 Chief Financial Officer,
                                                 Vice President and Secretary


                                                     /s/ ROBERT J. WOSLEY
                                             -----------------------------------
                                             Robert J. Wolsey